Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO PROVIDES PRELIMINARY THIRD QUARTER FISCAL 2008 RESULTS

MIDDLEFIELD, CT, APRIL 17, 2008 – Zygo Corporation (NASDAQ: ZIGO) today announced preliminary financial results for the third quarter of fiscal 2008. Although ZYGO has not finalized its results for the quarter, the Company anticipates third quarter sales to be approximately $38.0 million and expects third quarter net earnings to be break-even. Third quarter earnings were reduced by approximately $0.03 per share as a result of operational costs incurred from the Company’s acquisition of certain assets of Solvision, Inc. in February 2008. These preliminary results do not include any adjustments relating to the purchase accounting valuation of the acquisition. This valuation may result in the recovery of a portion or all of the note receivable extended by the Company to Solvision in the prior quarter, which was previously reserved.

Orders in the third quarter were approximately $39.0 million. Continued softness in semiconductor capital spending adversely affected orders in the Company’s Optical and Metrology divisions, which was partially offset by continued strength in the display market.

The Company plans to announce its financial results for the third quarter of 2008 and host a conference call on Thursday, April 24, 2008. ZYGO will provide further perspective on the quarter during the Company’s upcoming quarterly earnings call.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated sales, orders, market acceptance, growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on timing and market acceptance of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, investment portfolio returns, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2007.